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                                    EXHIBIT 5

              [Letterhead of James I. Lundy, III, Attorney at Law]




                                  July 19, 2005

Board of Directors
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, MD 20832

Ladies and Gentlemen:

         As special legal counsel to Sandy Spring Bancorp, Inc. ("Sandy Spring"), I have participated in the preparation of Sandy Spring's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of shares (the "Shares") of Sandy Spring's Common Stock pursuant to the Sandy Spring Omnibus Stock Plan (the "Plan").

         As counsel to Sandy Spring, I have examined such corporate records, certificates and other documents of Sandy Spring, and made such examinations of law and other inquiries of such officers of Sandy Spring, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the awards granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of Sandy Spring.

         I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by Sandy Spring and to the reference to me contained therein.

                                            Very truly yours,

                                            /s/ James I. Lundy, III